Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER 2015 NET INCOME OF $693 MILLION ($3.61 PER DILUTED SHARE)

INCOME FROM CONTINUING OPERATIONS OF $697 MILLION ($3.63 PER DILUTED SHARE)

  Results Impacted by Several Items Related to Strategic Initiatives and Exited Businesses – Includes net after-tax benefit of $544 million ($2.83) per diluted share from discrete items;

  Closed OneWest Bank Acquisition – Added over $20 billion of assets; $14 billion of deposits, reducing borrowing costs by approximately 70 basis points; CIT Bank now represents nearly 65% of total portfolio assets;

  Grew Lending and Leasing Assets – Financing and leasing assets in North America Banking and Transportation & International Finance grew over $1 billion or 3% from prior quarter, excluding assets acquired;

  Continued Capital Return – Returned nearly $170 million of capital to shareholders through dividends and the repurchase of approximately 3 million shares; Tier 1 Common Ratio of 12.4%.

NEW YORK, NY – November 3, 2015 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of commercial lending and leasing services, today reported net income of $693 million, $3.61 per diluted share, for the quarter ended September 30, 2015, compared to net income of $515 million, $2.76 per diluted share, for the year-ago quarter. Income from continuing operations was $697 million, $3.63 per diluted share, compared to $515 million, $2.76 per diluted share, in the year-ago quarter. Net income for the current and year-ago quarters included $647 million, $3.37 per diluted share, and $375 million, $2.01 per diluted share, respectively, of income tax benefits associated with the reversals of the valuation allowance related to the U.S. federal deferred tax asset.

Net income for the nine month period ended September 30, 2015 was $912 million, $5.03 per diluted share, compared to $879 million, $4.59 per diluted share, for the period ended September 30, 2014. Income from continuing operations for the nine month period ended September 30, 2015 was $916 million, $5.05 per diluted share, compared to $825 million, $4.31 per diluted share, for the period ended September 30, 2014. Net income for the nine month periods ended September 30, 2015 and September 30, 2014 also included $647 million, $3.57 per diluted share, and $375 million, $1.96 per diluted share, respectively, of income tax benefits associated with the previously mentioned partial reversals of the tax related valuation allowance.

“We made significant progress in our transition to a U.S. commercial bank model in the third quarter,” said John Thain, Chairman and Chief Executive Officer. “We closed the acquisition of OneWest Bank and remain focused on integrating and leveraging its platform. We sold our business in Mexico, moved certain international businesses into held for sale and are exploring strategic alternatives for our Commercial Air business. I am confident our strategic initiatives will further position CIT for long-term success and increased shareholder value.”

Summary of Third Quarter Financial Results from Continuing Operations

All references in this section relate to continuing operations and therefore do not include any of the assets or results of operations of the discontinued operations.

On August 3, 2015, CIT acquired IMB HoldCo LLC, the parent company of OneWest Bank, which impacts the comparability of current results to prior periods. CIT paid approximately $3.4 billion as consideration, which was mostly comprised of approximately $1.9 billion in cash proceeds and 30.9 million shares of CIT Group Inc. common stock (valued at approximately $1.5 billion at the time of closing). The acquisition added over $20 billion of assets, including $0.6 billion of goodwill, and $18 billion of liabilities to CIT’s Consolidated Balance Sheet.

The third quarter 2015 includes two months of OneWest Bank results of operations, and the September 30, 2015 balance sheet includes the impact of the acquisition. Prior periods do not reflect any results from OneWest Bank.

Selected Financial Highlights (Continuing Operations)

				Change from:
	3Q15	2Q15	3Q14	Prior Quarter*	Prior Year*
($ in millions, except per share data)
Pre-tax income	$137	$153	$117	$(16)	$20
Net income	$697	$115	$515	$582	$181
Diluted earnings per share (EPS)	$3.63	$0.66	$2.76	$2.97	$0.87
EPS impact from VA Reversal	$3.37	NA	$2.01	NA	$1.36

Pre-tax return on average earning assets (ROAEA)	1.04%	1.49%	1.14%	-0.45%	-0.10%
Net finance margin	3.67%	3.33%	3.57%	0.33%	0.10%
Net efficiency ratio	62.2%	57.4%	57.8%	4.8%	4.4%
Tangible book value per share (TBVPS)	$47.09	$47.51	$45.87	$(0.42)	$1.22

CET 1 Ratio	12.4%	14.4%	NA	-2.0%	NA
Total Capital Ratio	13.0%	15.1%	14.3%	-2.1%	-1.3%

Net charge-offs as % of AFR	0.86%	0.48%	0.39%	0.38%	0.47%
Allowance for loan losses as % of finance receivables	1.03%	1.79%	1.81%	-0.76%	-0.78%

Average earning assets	$52,448	$41,159	$40,974	$11,289	$11,474
Financing and leasing assets	$50,099	$35,846	$36,072	$14,253	$14,026
* Certain balances may not sum due to rounding.

Income from continuing operations of $697 million includes two months of results from OneWest Bank and also reflects discrete items that contributed $544 million to income relating to the acquisition, our strategic actions and portfolios we have exited. Discrete items associated with the acquisition include $647 million from the reversal of the valuation allowance on the U.S. federal deferred tax asset and after-tax transaction and restructuring costs of $18 million. In addition, we incurred charges on our strategic initiatives and exited portfolios, including a $14 million after-tax charge related to the sale of our Mexico business due to the realization of the currency translation adjustment (“CTA”), $15 million in after-tax impairment on an international business moved to held for sale during the quarter, and discrete tax charges of $56 million. In addition to the discrete items noted above, income this quarter included a $17 million after-tax mark-to-market charge on the total return swap (“TRS”).

Tangible book value per share1 of $47.09 reflects the equity distributed for the OneWest Bank acquisition, the reversal of the valuation allowance on the deferred tax asset and the goodwill and intangibles associated with the acquisition. Estimated Common Equity Tier 1 and Total Capital ratios at September 30, 2015 declined to 12.4% and 13.0%, respectively, as calculated under the fully phased-in Regulatory Capital Rules. Average earning assets2 at September 30, 2015 increased to $52.4 billion.

Income Statement Highlights:

Net Finance Revenue*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$438	$284	$308	$154	$129
Rental income on operating leases	539	532	535	8	4
Finance revenue	977	816	843	162	134
Interest expense	(280)	(265)	(275)	(15)	(5)
Depreciation on operating lease equipment	(159)	(158)	(156)	(1)	(3)
Maintenance and other operating lease expenses	(56)	(49)	(47)	(7)	(9)
Net finance revenue	$482	$343	$365	$139	$117

Average earning assets	$52,448	$41,159	$40,974	$11,289	$11,474
Net finance margin	3.67%	3.33%	3.57%	0.33%	0.10%
* Certain balances may not sum due to rounding.

Net finance revenue3 was $482 million, compared to $343 million in the prior quarter and $365 million in the year-ago quarter. Average earning assets were $52 billion in the current quarter reflecting $20 billion of earnings assets acquired from OneWest Bank. Net finance revenue as a percentage of average earning assets (“net finance margin”) increased from both the prior and year-ago quarters. The increase from prior quarter primarily reflects the reduction in borrowing costs off-set by lower yielding assets acquired with the OneWest Bank acquisition, while the change from the year-ago quarter also reflects pressure on yields and the absence of interest recoveries.

1 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

2 Average earning asset components have been changed to include interest earning cash, investments, securities and indemnification asset. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of Earning Assets non-GAAP to GAAP financial information

3 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

Other Income*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Factoring commissions	$31	$27	$31	$4	$-
Fee revenues	28	25	24	3	5
Gains on sales of leasing equipment	31	22	22	9	9
Gains (losses) on loan and portfolio sales	(15)	2	10	(17)	(25)
Gains on investments	2	4	5	(2)	(3)
Losses on OREO sales	(3)	-	-	(3)	(3)
Gains (losses) on derivatives and foreign currency exchange	(20)	(5)	(23)	(15)	2
Impairment on assets held for sale	(24)	(11)	(54)	(13)	31
Other revenues	9	-	9	9	-
Total other income	$39	$64	$24	$(25)	$15
* Certain balances may not sum due to rounding.

Other income of $39 million includes a $24 million mark-to-market charge on the TRS, a loss on the sale of the Mexico platform primarily related to the recognition of $19 million of CTA losses, and an impairment charge of $15 million on an international portfolio moved to held for sale, partially offset by an increase in gains on sale of rail cars. The prior quarter included a $9 million tax-related charge (that was fully offset with a benefit to the tax provision) and a $6 million negative mark-to-market on the TRS. The year-ago quarter was impacted by $46 million in impairment charges on the Non-Strategic Portfolios and a negative mark-to-market of $13 million on the TRS.

Operating Expenses*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Compensation and benefits	$160	$136	$130	$25	$30
Technology	30	25	21	5	9
Professional fees	57	21	22	37	35
Net occupancy expense	15	9	9	6	6
Advertising and marketing	7	7	8	-	-
Other expenses	54	37	35	17	19
Operating expenses before provision for severance and facilities exiting and intangible asset amortization	324	233	225	90	99
Provision for severance and facilities exiting activities	5	1	9	4	(4)
Intangible asset amortization	5	1	-	5	5
Total operating expenses	$334	$235	$235	$99	$99

Net efficiency ratio	62.2%	57.4%	57.8%	4.8%	4.4%
* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring fees and intangible asset amortization were $324 million, compared to $233 million in the prior quarter and $225 million in the year-ago quarter. The current quarter includes $24 million in transaction costs (included in professional fees) related to the OneWest Bank acquisition, which increased the net efficiency ratio4 by 460 basis points. Professional fees also reflect integration related costs, while other expenses include higher FDIC insurance costs resulting from the acquisition. The increase from the prior quarters also reflects higher compensation and occupancy costs primarily related to the addition of OneWest Bank. Headcount at September 30, 2015 was 4,960 up from 3,360 in the prior quarter and from 3,330 a year ago, driven by the OneWest acquisition. Restructuring costs and expenses associated with the amortization of intangibles are mainly the result of the OneWest Bank acquisition.

Income Taxes

The provision for income taxes was a benefit of $560 million, reflecting a $647 million reversal of the valuation allowance on the U.S. federal deferred tax asset partially offset by $56 million in discrete charges related to our international businesses. The effective tax rate excluding discrete items was 24%. The income tax benefit in the year-ago quarter was $401 million from a valuation allowance reversal and other discrete items, and a $38 million expense in the prior quarter. Cash taxes were $9 million compared to $4 million in the prior quarter and $3 million in the year-ago quarter.

Balance Sheet Highlights:

Earning Assets*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Loans (including assets held for sale)	$ 34,395	$ 20,448	$ 20,718	$ 13,947	$ 13,678
Operating lease equipment, net (including assets held for sale)	15,704	15,398	15,354	306	350
Financing and Leasing Assets	50,099	35,846	36,072	14,253	14,027
Interest bearing cash	6,606	4,225	5,322	2,382	1,284
Investment securities	3,619	1,693	792	1,926	2,826
Indemnification assets	465	-	-	465	465
Securities purchased under agreements to resell	100	750	650	(650)	(550)
Credit balances of factoring clients	(1,609)	(1,373)	(1,433)	(236)	(176)
Total Earning Assets	$ 59,280	$ 41,140	$ 41,403	$ 18,139	$ 17,877
* Certain balances may not sum due to rounding.

4 Net efficiency ratio is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

Earning Assets at September 30, 2015 were $59 billion, an increase of 44% from the prior quarter, reflecting approximately $6 billion in interest bearing deposits and investments, $14 billion in loans and $0.5 billion of indemnification assets, acquired in the OneWest Bank transaction. Excluding the loans purchased in the acquisition, total financing and leasing assets increased 3% from the prior quarter, reflecting 3% growth in North America Banking (NAB) and Transportation & International Finance (TIF), which was slightly offset by a decrease in the Non-Strategic Portfolios resulting from the sale of the Mexican platform.

Total cash and investment securities, including non-earning cash, were $12.0 billion at September 30, 2015, and comprised of $8.3 billion of cash, $3.6 billion of debt and equity securities, of which $0.9 billion were short term, and $0.1 billion of reverse repurchase securities. Cash and investment securities at September 30, 2015 consisted of $2.1 billion related to the bank holding company and $8.4 billion at CIT Bank, N.A. (excluding $0.1 billion of restricted cash), with the remainder comprised of cash at operating subsidiaries and other restricted balances of approximately $1.5 billion.

Deposits and Borrowings*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Total Deposits	$32,329	$17,268	$14,483	$15,061	$17,846
Unsecured notes	$10,725	$10,733	$12,232	$(8)	$(1,507)
Secured borrowings	8,596	5,709	6,691	2,887	1,904
Total Borrowings	$19,321	$16,442	$18,923	$2,879	$397
* Certain balances may not sum due to rounding.

Deposits and secured borrowings increased from June 30, 2015, and September 30, 2014, reflecting $14 billion of deposits and $3 billion of FHLB borrowings acquired in the OneWest Bank transaction. At September 30, 2015, deposits represented approximately 63% of CIT’s funding, with unsecured and secured borrowings comprising 21% and 16% of the funding mix, respectively, reflecting the ongoing shift from unsecured borrowings to deposit funding. As a result, the weighted average coupon rate on outstanding deposits and borrowings in continuing operations was 2.21% at September 30, 2015, down from 3.04% at June 30, 2015 and from 3.16% at September 30, 2014.

Capital*				Change from:
($ in millions, except per share data)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Common Stockholders' Equity	$10,799	$8,807	$9,005	$1,992	$1,793
Tangible Common Equity	$9,462	$8,220	$8,414	$1,243	$1,048
Total risk-based capital	$9,156	$8,409	$8,422	$747	$734
Risk-weighted assets	$70,677	$55,665	$56,212	$15,012	$14,465

Book value per share (BVPS)	$53.74	$50.91	$49.10	$2.83	$4.64
Tangible book value per share (TBVPS)	$47.09	$47.51	$45.87	$(0.42)	$1.22
CET 1 Ratio	12.4%	14.4%	NA	-2.0%	NA
Total Capital Ratio	13.0%	15.1%	14.3%	-2.1%	-1.3%
Tier 1 Leverage Ratio	15.2%	17.7%	18.1%	-2.5%	-2.9%
* Certain balances may not sum due to rounding.

The acquisition of OneWest Bank increased equity, primarily due to the issuance of $1.5 billion in common shares, and resulted in the reversal of the valuation allowance on our Federal deferred tax asset. Tangible common equity reflects the increase in equity net of the increase in goodwill and intangibles resulting from the acquisition. Regulatory capital increased by approximately $800 million.  While the reversal of the deferred tax asset valuation allowance benefited stockholders’ equity, it had minimal impact on regulatory capital as the majority of the deferred tax asset balance was disallowed for regulatory capital purposes. As a result, capital ratios declined by approximately 200 basis points, as the benefit from the increase in regulatory capital was more than offset by the increase in the risk-weighted assets acquired.

The leverage ratio, which was also impacted by the acquisition, declined to 15.2%.  The ratios presented reflect estimated Common Equity Tier 1 and Total Capital ratios at September 30 and June 30, 2015 under the fully phased-in Regulatory Capital Rules. The September 30, 2014 Tier 1 and Total Capital ratios are reported under the previously effective capital rules. The impact of the change in Regulatory Capital Rules at January 1, 2015 was minimal.

Book value per share grew during the quarter as the increase in equity outpaced the increase in shares outstanding. While tangible book value per share increased from a year ago, it decreased from June 30, 2015, as the higher share count offset the net increase in tangible equity.

During the quarter, we returned nearly $170 million in capital including $30 million in dividends and $140 million on repurchases of 3.0 million common shares at an average price of $46.28 per share.

In October 2015, the Board approved a $0.15 cash dividend payable on November 30, 2015 to common shareholders of record as of November 13, 2015.

Asset Quality

Asset Quality*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Net charge-offs (NCO)	$61	$24	$19	$38	$42
NCO % of AFR	0.86%	0.48%	0.39%	0.38%	0.47%
Non-accrual	$215	$198	$201	$17	$14
OREO	$127	$-	$-	$127	$127
Provision for credit losses	$50	$19	$38	$31	$12

Total Portfolio Allowance as a % of Finance Receivables (FR)	1.03%	1.79%	1.81%	-0.76%	-0.78%

Allowance for loan losses plus non-accretable discount as % of FR (before non-accretable discount) / Commercial	1.82%	1.79%	1.81%	0.03%	0.01%
* Certain balances may not sum due to rounding.

Net charge-offs of $61 million (0.86%) in the current quarter included $40 million related to receivables transferred to assets held for sale. Excluding assets moved to held for sale, net charge-offs were $21 million, relatively consistent with the prior quarter. Recoveries of $6 million were down from $11 million in the prior quarter and unchanged from the year-ago quarter.

Non-accrual loans rose modestly over the prior quarter due to the addition of a few discrete loans in North America Banking, including one loan in the energy portfolio, partially offset by a reduction from the sale of the Mexico business. The provision for credit losses was up from both the prior and year-ago quarters and reflects the reserve build on loan growth and a slight increase in the reserve resulting from the quarter’s purchase accounting accretion on loans. In addition, the provision was elevated in the current quarter from the establishment of reserves on certain acquired non-credit impaired loans in the initial period post acquisition. Real estate owned as a result of foreclosures of secured mortgage loans was $127 million at September 30, 2015 and recorded in the Legacy Consumer Mortgage segment acquired with the OneWest Bank transaction.

The allowance for loan losses was $335 million (1.03% of finance receivables, 1.22% excluding loans subject to loss sharing agreements with the FDIC) at September 30, 2015, compared to $351 million (1.79%) at June 30, 2015 and $358 million (1.81%) at September 30, 2014. The decrease of $16 million in the allowance from the prior quarter is primarily due to the decline in non-specific reserves associated with assets transferred to held for sale, partially offset by reserve build on new loans and on certain acquired non-credit impaired loans. The decline in the percentage of allowance to finance receivables reflects the OneWest Bank acquisition, which added $14 billion of loans at fair value with no related allowance at the time of acquisition. Including the impact of the non-accretable discount on credit impaired loans, which absorbs credit losses on the discounted loans, the commercial loan allowance to finance receivables was 1.82%. The consumer loans ratio was 11% as most of the consumer loans purchased were credit impaired and are partially covered by loss share agreements with the FDIC.

As part of the OneWest Bank acquisition CIT’s direct lending to oil and gas extraction and services increased to approximately $1.0 billion and now comprise 3.1% of total loans. If oil prices remain at current levels, the portfolio could see additional downward credit migration.

Segment Highlights:

North America Banking (NAB)

Earnings Summary*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$276	$199	$216	$77	$60
Rental income on operating leases	29	28	25	1	4
Interest expense	(72)	(73)	(74)	1	2
Depreciation on operating lease equipment	(22)	(21)	(20)	(0)	(1)
Net finance revenue	210	133	146	78	64
Other income	58	69	71	(11)	(13)
Provision for credit losses	(47)	(19)	(30)	(28)	(17)
Operating expenses	(186)	(135)	(126)	(51)	(60)
Income before income taxes	$36	$48	$62	$(12)	$(26)

Select Average Balances
Average finance receivables	$21,204	$15,854	$16,009	$5,350	$5,195
Average earning assets	$20,808	$15,397	$15,746	$5,411	$5,063
Statistical Data
Pre-tax ROAEA	0.69%	1.23%	1.57%	-0.55%	-0.88%
Net finance margin	4.04%	3.44%	3.71%	0.60%	0.33%
New business volume	$2,067	$1,631	$1,608	$437	$459
Efficiency ratio	67.4%	66.9%	57.8%	0.5%	9.6%
* Certain balances may not sum due to rounding.

NAB pre-tax earnings of $36 million declined from both the prior and the year-ago quarters, primarily due to a $15 million goodwill impairment related to the transfer of the Canadian business to held for sale and elevated credit provision resulting from the establishment of reserves on certain acquired non-credit impaired loans. The current quarter includes two months of results of operations of OneWest Bank, which primarily impacted interest income, provision for credit losses and operating expenses.

The results continue to reflect a challenging lending environment and the impact of continued low interest rates. The current quarter’s results also reflect higher credit costs related to a few accounts, higher operating expenses, largely reflecting the acquisition of OneWest Bank, and a decline in other income which was negatively impacted by the impairment charge referenced above.

Financing and leasing assets, which comprise the majority of earning assets, were $24.7 billion, including $1.3 billion of consumer loans. These assets rose from $16.3 billion at June 30, 2015, and $16.4 billion at September 30, 2014, primarily due to approximately $8 billion of loans acquired. Assets also grew in Commercial Services reflecting seasonally-strong factored volume, Commercial Real Estate driven by strong new business originations, and Commercial Banking reflecting slower portfolio runoff. New lending and leasing volume was $2.1 billion, up from $1.6 billion in both the prior and year-ago quarters. Factored volume increased slightly from the year-ago quarter and rose nearly $1 billion (16%) from the prior quarter, in line with seasonal trends.

Net finance revenue (“NFR”) increased from the prior and year-ago quarters, reflecting higher earning assets and purchase accounting accretion on loans acquired.  Net finance margin increased from the prior and year-ago quarters as the benefit of higher yields from purchase accounting accretion on acquired loans and lower funding costs due to the OneWest Bank acquisition more than offset lower pricing in certain new originations. The year ago quarter also benefited from interest recoveries.

The decline in other income from the prior and year-ago quarters was due primarily to the impairment charge noted above.

Operating expenses rose from both the prior and year-ago quarters reflecting an increase in employee and deposit-related costs that resulted from the acquisition of OneWest Bank.

Non-accrual loans were $156 million (0.67% of finance receivables), compared to $111 million (0.70%) at June 30, 2015, and $134 million (0.83%) a year ago. The increase in balance from the prior quarter related primarily to loans in the Commercial Banking division. The sequential quarter increase in the provision for credit losses reflects new volume, primarily in Commercial Banking and Commercial Real Estate, the establishment of reserves on acquired assets as well as an increase in specific reserves. Net charge-offs were $33 million (0.62% of average finance receivables), compared to $26 million (0.66%) in the prior quarter and $16 million (0.40%) in the year-ago quarter. Net charge-offs related to assets transferred to held for sale were $14 million in the current quarter compared to $1 million in the prior quarter and $11 million in the year-ago quarter.

Transportation & International Finance (TIF)

Earnings Summary*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$74	$70	$69	$4	$5
Rental income on operating leases	507	499	501	8	5
Interest expense	(155)	(165)	(165)	10	10
Depreciation on operating lease equipment	(138)	(137)	(133)	(1)	(5)
Maintenance and other operating lease expenses	(56)	(49)	(47)	(7)	(9)
Net finance revenue	232	218	226	14	6
Other income	23	17	19	6	4
Provision for credit losses	(2)	-	(9)	(2)	8
Operating expenses	(68)	(78)	(74)	9	5
Income before income taxes	$185	$157	$162	$28	$23

Select Average Balances
Average finance receivables	$3,806	$3,657	$3,433	$149	$374
Average operating leases	$14,978	$14,720	$14,713	$258	$266
Average earning assets	$20,068	$20,156	$19,894	$(87)	$175
Statistical Data
Pre-tax ROAEA	3.69%	3.11%	3.25%	0.58%	0.44%
Net finance margin	4.62%	4.32%	4.54%	0.31%	0.09%
New business volume	$1,237	$826	$1,327	$411	$(90)
Efficiency ratio	26.9%	33.1%	30.2%	-6.3%	-3.3%
* Certain balances may not sum due to rounding.

TIF pre-tax earnings were up from the prior and year-ago quarters, as finance revenue increased with financing and leasing asset growth, funding costs declined, other income rose from higher gains on asset sales and operating expenses declined from lower employee costs.

Financing and leasing assets at September 30, 2015 were $19.6 billion, up from $19.3 billion at June 30, 2015 and $19.1 billion at September 30, 2014. The increases primarily reflect growth in Rail and Maritime Finance, partially offset by a reduction in International Finance. The Aerospace portfolio, while up slightly from the prior quarter, was down from the year-ago quarter reflecting asset sales. Assets held for sale totaled $1.0 billion and largely consists of International Finance assets, including the U.K. equipment finance portfolio, for which the sale is expected to close in the fourth quarter, and the China portfolio, for which the intent to exit was recently announced. New business volume for the quarter consisted of $0.8 billion of operating lease equipment, including the delivery of 8 new aircraft, and approximately 2,200 new railcars, and the funding of $0.4 billion of finance receivables, the majority of which was in Maritime Finance.

Net finance revenue rose from the prior and year-ago quarters, reflecting asset growth and lower funding costs, partially offset by yield compression in Rail primarily due to increased maintenance and other operating lease expense. Net finance margin also increased from the prior and year-ago quarters reflecting lower funding costs as well as the aforementioned net finance revenue trends. Gross yields in Aerospace increased to 11.0% from 10.4% in the prior quarter due to increased collections, loan prepayment benefits and a decrease in the interest bearing cash balance (which is now included in Average Earning Assets), while gross yields in Rail of 14.5% were down sequentially from 14.7%, reflecting reduced utilization in energy-related railcars and portfolio growth.

Other income rose from the year-ago and prior quarters, driven by gains on railcar and commercial aircraft sales.

Non-accrual loans of $52 million (1.58% of finance receivables) improved from $58 million (1.55%) at June 30, 2015 and increased from $42 million (1.13%) a year ago and largely consist of international balances in each of the periods. There was a small provision for credit losses, compared to a slight benefit in the prior quarter and a $9 million provision in the year-ago quarter, primarily reflecting activity in China. Net charge-offs were $27 million this quarter (2.86% of average finance receivables) compared to net recoveries of $3 million in the prior quarter and net charge-offs of $4 million (0.44%) in the year-ago quarter. All but $0.1 million of the current quarter’s charge-offs were related to China and the majority related to the transfer of the China portfolio to held for sale.

Operating expenses were down from the prior and year-ago quarters reflecting lower employee costs, which improved efficiency.

Utilization trends were mixed compared to the prior quarter. Air utilization increased slightly to 98% of aircraft equipment leased or under a commitment at quarter-end. Rail utilization declined from 98% to 97% reflecting pressures mostly from energy related industries. All of our aircraft scheduled for delivery in the next 12 months and approximately 60% of the total railcar order-book have lease commitments.

Legacy Consumer Mortgages (LCM)

Earnings Summary*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$63	$-	$-	$63	$63
Interest expense	(14)	-	-	(14)	(14)
Net finance revenue	49	-	-	49	49
Other income	(1)	-	-	(1)	(1)
Provision for credit losses	(2)	-	-	(2)	(2)
Operating expenses	(17)	-	-	(17)	(17)
Income before income taxes	$30	$-	$-	$30	$30

Select Average Balances
Average finance receivables	$3,637	$-	$-	$3,637	$3,637
Average earning assets	$3,913	$-	$-	$3,913	$3,913
Statistical Data
Pre-tax ROAEA	3.02%	-	-	3.02%	3.02%
Net finance margin	4.99%	-	-	4.99%	4.99%
* Certain balances may not sum due to rounding.

LCM includes certain single family residential mortgage loans and reverse mortgage loans, mostly covered by loss share agreements acquired in the OneWest Bank acquisition, that will run-off over time.

Results reflect two months of activity. Revenue is primarily generated from interest on loans.

Financing and leasing assets totaled $5.7 billion at the acquisition date, and declined slightly to $5.6 billion at September 30, 2015. LCM includes single family residential mortgage loans, totaling $4.7 billion at September 30, 2015, and reverse mortgage loans totaling $0.9 billion. Approximately $5.0 billion of these loans are partially covered by loss sharing arrangements with the FDIC, which will continue to reimburse CIT Bank for certain realized losses. The indemnification asset, representing the expected cash flows from the loss share agreements was $397 million at September 30, 2015.

Non-accrual loans totaled $2 million and related to SFR loans and there were $1 million in net charge-offs. The loans were recorded at fair value upon acquisition, with no associated allowance for loan loss. The provision reflected changes in portfolio quality, along with draws on existing loans since the acquisition.

Non-Strategic Portfolios (NSP)

Earnings Summary*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$7	$10	$20	$(3)	$(13)
Rental income on operating leases	4	5	9	(1)	(5)
Interest expense	(6)	(9)	(19)	3	13
Depreciation on operating lease equipment	-	-	(4)	-	4
Net finance revenue	5	6	7	(1)	(2)
Other income	(22)	(6)	(47)	(16)	25
Provision for credit losses	-	-	1	-	(1)
Operating expenses	(5)	(11)	(17)	6	12
Income before income taxes	$(21)	$(10)	$(56)	$(11)	$35

Select Average Balances
Average earning assets	$312	$465	$1,027	$(152)	$(715)

Statistical Data
Pre-tax ROAEA	-26.90%	-8.95%	-21.84%	(0.2)	(0.1)
Net finance margin	6.79%	5.34%	2.80%	1.45%	3.98%
New business volume	$14	$26	$65	$(12)	$(51)
* Certain balances may not sum due to rounding.

NSP pre-tax losses were $21 million, up from the prior quarter and down from the year-ago quarter. The sequential trend reflects the completion of the sale of the Mexican platform during the quarter and a loss mainly due to the associated recognition of a $19 million currency translation adjustment loss, previously reflected in stockholder’s equity, and reduced operating expenses.

Financing and leasing assets declined to $0.1 billion at September 30, 2015, compared to $0.3 billion at June 30, 2015, and from $0.6 billion a year-ago, due to international portfolio sales and portfolio run-off.

The only remaining assets in the NSP segment relate to our Brazilian platform. We have a signed definitive agreement and received regulatory approval to sell the platform which is expected to close by the end of 2015.

Corporate and Other

Earnings Summary*				Change from:
($ in millions)	3Q15	2Q15	3Q14	Prior Quarter	Prior Year

Interest income	$18	$5	$3	$14	$15
Interest expense	(33)	(18)	(17)	(15)	(16)
Net finance revenue	(15)	(13)	(14)	(2)	(1)
Other income	(19)	(17)	(19)	(3)	(1)
Operating expenses	(59)	(11)	(18)	(47)	(41)
Income before income taxes	$(92)	$(41)	$(50)	$(52)	$(42)

Select Average Balances
Average earning assets	$7,347	$5,142	$4,307	$2,204	$3,040
Statistical Data
Pre-tax ROAEA	-5.03%	-3.18%	-4.67%	-1.85%	-0.36%
Net finance margin	-0.80%	-1.02%	-1.28%	0.22%	0.48%
Efficiency ratio	NM	-33.6%	-27.1%	NM	NM
* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate and Other, including interest expense, primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. Interest income increased from both prior and year-ago quarters primarily related to income generated from the investment portfolio, which now includes a Mortgage-Backed Security portfolio acquired in the OneWest Bank transaction. Other income included a $24 million negative mark-to-market on the TRS derivative. Operating expenses were elevated in the quarter reflecting closing costs and restructuring charges related to the OneWest Bank transaction.

Discontinued Operations

Income from discontinued operations, net of taxes, was a loss of $4 million in the current quarter. Discontinued operations in the current quarter include third-party reverse mortgage servicing right activities. The Company acquired servicing rights associated with Home Equity Conversion Mortgages (HECM reverse mortgage loans or HECM loans) previously securitized in the form of GNMA Home Equity Conversion Mortgage-Backed Securities (“HMBS”) in connection with the OneWest Bank transaction. Assets and liabilities of this business are included in Assets of discontinued operations and Liabilities of discontinued operations. In the prior year, discontinued operations included the activity related to our Student Loan portfolio that was sold in the second quarter of 2014.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Carol Hayles will discuss these results on a conference call and audio webcast today, November 3, 2015, at 8:00 a.m. (EST). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “7484525” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EST) on December 10, 2015, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10073687”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across more than 30 industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, adjusted net finance revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Matt Klein	Barbara Callahan
Vice President, Media Relations	Senior Vice President
(973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

###

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(dollars in millions, except per share data)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2015	2015	2014	2015	2014
Interest income
Interest and fees on loans	$414.2	$274.8	$299.9	$961.4	$894.7
Other Interest and dividends	23.5	9.0	8.4	41.1	25.6
Total interest income	437.7	283.8	308.3	1,002.5	920.3
Interest expense
Interest on borrowings	(187.2)	(193.0)	(216.0)	(582.5)	(642.1)
Interest on deposits	(93.1)	(72.2)	(59.2)	(234.3)	(167.2)
Total interest expense	(280.3)	(265.2)	(275.2)	(816.8)	(809.3)
Net interest revenue	157.4	18.6	33.1	185.7	111.0
Provision for credit losses	(49.9)	(18.4)	(38.2)	(102.9)	(85.1)
Net interest revenue, after credit provision	107.5	0.2	(5.1)	82.8	25.9
Non-interest income
Rental income on operating leases	539.3	531.7	535.0	1,601.6	1,546.5
Other income	39.2	63.5	24.2	189.1	189.0
Total non-interest income	578.5	595.2	559.2	1,790.7	1,735.5
Non-interest expenses
Depreciation on operating lease equipment	(159.1)	(157.8)	(156.4)	(473.7)	(462.5)
Maintenance and other operating lease expenses	(55.9)	(49.4)	(46.5)	(151.4)	(147.1)
Operating expenses	(333.9)	(235.0)	(234.5)	(810.5)	(693.0)
Loss on debt extinguishment	(0.3)	(0.1)	-	(0.4)	(0.4)
Total other expenses	(549.2)	(442.3)	(437.4)	(1,436.0)	(1,303.0)
Income from continuing operations before benefit (provision) for income taxes	136.8	153.1	116.7	437.5	458.4
Benefit (provision) for income taxes	560.0	(37.8)	401.2	478.2	369.6
Income from continuing operations, before attribution of noncontrolling interests	696.8	115.3	517.9	915.7	828.0
Net (income) loss attributable to noncontrolling interests, after tax	-	-	(2.5)	0.1	(2.5)
Income from continuing operations	696.8	115.3	515.4	915.8	825.5
Discontinued operation
Loss from discontinued operation	(5.8)	-	-	(5.8)	(226.8)
Provision for Income Taxes	2.1	-	(0.5)	2.1	(2.5)
Gain on sale of discontinued operation	-	-	-	-	282.8
(Loss) income from discontinued operation, net of taxes	(3.7)	-	(0.5)	(3.7)	53.5
Net income	$693.1	$115.3	$514.9	$912.1	$879.0

Basic income per common share
Income from continuing operations	$3.66	$0.66	$2.78	$5.08	$4.34
(Loss) income from discontinued operation, net of taxes	(0.02)	-	-	(0.02)	0.28
Basic income per common share	$3.64	$0.66	$2.78	$5.06	$4.62
Average number of common shares - basic (thousands)	190,557	173,785	185,190	180,300	190,465

Diluted income per common share
Income from continuing operations	$3.63	$0.66	$2.76	$5.05	$4.31
(Loss) income from discontinued operation, net of taxes	(0.02)	-	-	(0.02)	0.28
Diluted income per common share	$3.61	$0.66	$2.76	$5.03	$4.59
Average number of common shares - diluted (thousands)	191,803	174,876	186,289	181,350	191,433

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2015*	2015	2014	2014
Assets
Total cash and deposits	$8,259.9	$5,465.3	$7,119.7	$6,214.2
Securities purchased under agreements to resell	100.0	750.0	650.0	650.0
Investment securities	3,618.8	1,692.9	1,550.3	792.4
Assets held for sale	2,154.3	1,086.8	1,218.1	1,102.7

Loans	32,406.2	19,649.3	19,495.0	19,785.8
Allowance for loan losses	(335.0)	(350.9)	(346.4)	(357.7)
Loans, net of allowance for loan losses	32,071.2	19,298.4	19,148.6	19,428.1

Operating lease equipment, net	15,538.2	15,109.6	14,930.4	15,183.8
Indemnification assets	465.0	-	-	-
Goodwill	1,135.1	565.9	571.3	557.3
Intangible assets	201.3	21.4	25.7	33.5
Unsecured counterparty receivable	529.5	538.2	559.2	580.1
Other assets	3,538.4	2,128.7	2,106.7	1,938.9
Assets of discontinued operation	513.8	-	-	-
Total assets	$68,125.5	$46,657.2	$47,880.0	$46,481.0

Liabilities
Deposits	$32,328.9	$17,267.8	$15,849.8	$14,483.2
Credit balances of factoring clients	1,609.3	1,373.3	1,622.1	1,433.2
Other liabilities	3,395.7	2,766.9	2,888.8	2,637.2
Borrowings
Unsecured borrowings	10,725.0	10,732.8	11,932.4	12,232.3
Structured financings	5,376.5	5,561.4	6,268.7	6,401.4
FHLB advances	3,219.0	147.4	254.7	289.7
Total long-term borrowings	19,320.5	16,441.6	18,455.8	18,923.4
Liabilities of discontinued operation	671.9	-	-	-
Total liabilities	57,326.3	37,849.6	38,816.5	37,477.0
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,683.5	8,615.6	8,603.6	8,593.6
Retained earnings	2,443.4	1,781.1	1,615.7	1,392.5
Accumulated other comprehensive loss	(174.3)	(158.8)	(133.9)	(82.1)
Treasury stock, at cost	(155.9)	(1,432.8)	(1,018.5)	(900.8)
Total common stockholders' equity	10,798.7	8,807.1	9,068.9	9,005.2
Noncontrolling interests	0.5	0.5	(5.4)	(1.2)
Total equity	10,799.2	8,807.6	9,063.5	9,004.0
Total liabilities and equity	$68,125.5	$46,657.2	$47,880.0	$46,481.0

Book Value Per Common Share
Book value per common share	$53.74	$50.91	$50.13	$49.10
Tangible book value per common share	$47.09	$47.51	$46.83	$45.87
Outstanding common shares (in thousands)	200,952	172,998	180,921	183,423

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	September 30, 2015		June 30, 2015		September 30, 2014
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$5,812.4	0.31%	$4,829.4	0.28%	$5,517.4	0.32%
Securities purchased under agreements to resell	387.5	0.62%	675.0	0.59%	275.0	0.58%
Investments	2,663.2	2.76%	1,510.6	1.22%	860.9	1.67%
Loans (including held for sale)
U.S.	27,320.5	5.72%	18,130.4	5.41%	17,002.0	5.85%
Non-U.S.	1,971.6	8.91%	2,161.3	9.01%	3,186.7	8.87%
Total Loans	29,292.1	5.95%	20,291.7	5.83%	20,188.7	6.36%
Total interest earning assets / interest income	38,155.2	4.77%	27,306.7	4.39%	26,842.0	4.83%
Operating lease equipment, net (including held for sale)
U.S.	8,114.8	8.75%	7,859.0	8.93%	7,959.1	8.86%
Non-U.S.	7,330.3	8.01%	7,422.2	8.04%	7,219.3	8.64%
Total operating lease equipment, net	15,445.1	8.40%	15,281.2	8.49%	15,178.4	8.75%
Indemnification assets	305.6	0.39%	-	-	-	-
Total earning assets	53,905.9	5.81%	42,587.9	5.91%	42,020.4	6.29%
Non-interest earning assets
Cash and due from banks	1,902.6		952.7		968.1
Allowance for loan losses	(347.9)		(358.0)		(345.3)
All other non-interest bearing assets	4,433.4		3,285.5		2,768.3
Assets of discontinued operation	333.8		-		0.2
Total Average Assets	$60,227.8		$46,468.1		$45,411.7
Liabilities
Borrowings
Deposits	$26,356.2	1.41%	$16,934.9	1.71%	$14,223.6	1.66%
Borrowings	18,258.3	4.10%	16,540.3	4.67%	18,430.3	4.69%
Total interest-bearing liabilities	44,614.5	2.51%	33,475.2	3.17%	32,653.9	3.37%
Non-interest bearing deposits	603.9
Credit balances of factoring clients	1,457.8		1,428.6		1,327.1
Other non-interest bearing liabilities	3,054.0		2,776.7		2,674.4
Liabilities of discontinued operation	432.0		-		0.2
Noncontrolling interests	0.5		0.5		9.9
Stockholders' equity	10,065.1		8,787.1		8,746.2
Total Average Liabilities and Stockholders' Equity	$60,227.8		$46,468.1		$45,411.7

	Nine Months Ended
	September 30, 2015		September 30, 2014
Assets
Interest bearing deposits	$5,499.0	0.29%	$5,138.7	0.35%
Securities purchased under agreements to resell	535.0	0.57%	110.0	0.48%
Investments	1,911.3	1.88%	1,850.8	0.84%
Loans (including held for sale)
U.S.	21,133.6	5.53%	16,430.3	5.91%
Non-U.S.	2,118.3	9.13%	3,471.3	8.61%
Total Loans	23,251.9	5.88%	19,901.6	6.42%
Total interest earning assets / interest income	31,197.2	4.49%	27,001.1	4.78%
Operating lease equipment, net (including held for sale)
U.S.	7,923.0	8.93%	7,678.0	8.77%
Non-U.S.	7,386.9	8.05%	6,895.0	8.35%
Total operating lease equipment, net	15,309.9	8.50%	14,573.0	8.57%
Indemnification assets	103.0	0.39%	-	-
Total earning assets	46,610.1	5.85%	41,574.1	6.15%
Non-interest earning assets
Cash and due from banks	1,282.5		974.5
Allowance for loan losses	(350.4)		(352.0)
All other non-interest bearing assets	3,726.0		2,577.2
Assets of discontinued operation	112.5		1,517.3
Total Average Assets	$51,380.7		$46,291.1
Liabilities
Borrowings
Deposits	$19,911.2	1.57%	$13,544.9	1.65%
Borrowings	17,527.6	4.43%	18,566.0	4.61%
Total interest-bearing liabilities	37,438.8	2.91%	32,110.9	3.36%
Non-interest bearing deposits	203.5
Credit balances of factoring clients	1,467.2		1,311.0
Other non-interest bearing liabilities	2,916.4		2,799.5
Liabilities of discontinued operation	145.6		1,296.4
Noncontrolling interests	(1.3)		10.0
Stockholders' equity	9,210.5		8,763.3
Total Average Liabilities and Stockholders' Equity	$51,380.7		$46,291.1

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2015	2015	2014	2015	2014
OTHER INCOME
Factoring commissions	$30.9	$27.0	$31.1	$87.4	$88.0
Gains on sales of leasing equipment	30.7	21.5	22.0	84.2	46.4
Fee revenues	28.3	25.3	23.6	76.2	67.0
Gains on investments	2.0	3.8	5.3	6.5	14.4
Loss on OREO sales	(3.2)	-	-	(3.2)	-
(Loss) gains on loan and portfolio sales	(14.7)	2.1	9.8	(6.0)	17.8
Net losses on derivatives and foreign currency exchange	(20.4)	(5.0)	(22.8)	(35.1)	(21.6)
Impairment on assets held for sale	(23.6)	(11.0)	(54.1)	(44.7)	(69.5)
Other revenues	9.2	(0.2)	9.3	23.8	46.5
Total other income	$39.2	$63.5	$24.2	$189.1	$189.0

OPERATING EXPENSES
Compensation and benefits	$(160.4)	$(135.6)	$(130.3)	$(442.5)	$(394.9)
Professional fees	(57.3)	(20.8)	(22.0)	(97.6)	(56.9)
Technology	(29.9)	(24.9)	(21.2)	(77.1)	(63.1)
Net occupancy expense	(14.8)	(8.6)	(9.1)	(32.8)	(26.5)
Advertising and marketing	(7.4)	(6.7)	(7.5)	(23.2)	(23.7)
Other expenses	(54.0)	(36.8)	(34.8)	(126.0)	(102.7)
Operating expenses, before intangible assets amortization	(323.8)	(233.4)	(224.9)	(799.2)	(667.8)
Provision for severance and facilities exiting activities	(5.1)	(1.1)	(9.2)	(5.2)	(24.7)
Intangible assets amortization	(5.0)	(0.5)	(0.4)	(6.1)	(0.5)
Total operating expenses	$(333.9)	$(235.0)	$(234.5)	$(810.5)	$(693.0)

	September 30,	June 30,	December 31,	September 30,
	2015*	2015	2014	2014
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$8,259.9	$5,465.3	$7,119.7	$6,214.2
Securities purchased under agreements to resell	100.0	750.0	650.0	650.0
Investment securities	3,618.8	1,692.9	1,550.3	792.4
Total cash and investment securities	$11,978.7	$7,908.2	$9,320.0	$7,656.6

OTHER ASSETS
Current and deferred federal and state tax assets	$1,216.7	$431.2	$483.5	$403.8
Deposits on commercial aerospace equipment	810.7	816.9	736.3	693.0
Tax credit investments and investments in unconsolidated subsidiaries	224.6	78.6	73.4	61.7
Property, furniture and fixtures	200.2	144.4	126.4	127.8
Fair value of derivative financial instruments	166.9	101.5	168.0	120.8
Deferred debt costs and other deferred charges	131.7	126.8	148.1	153.4
Other real estate owned and repossessed assets	127.9	2.6	0.8	0.7
Tax receivables, other than income taxes	102.2	103.0	102.0	114.3
Other	557.5	323.7	268.2	263.4
Total other assets	$3,538.4	$2,128.7	$2,106.7	$1,938.9

OTHER LIABILITIES
Equipment maintenance reserves	$968.4	$982.5	$960.4	$941.2
Accrued expenses and accounts payable	602.7	439.2	478.3	437.4
Current and deferred taxes payable	384.9	345.6	319.1	264.4
Security and other deposits	296.8	265.9	368.0	299.5
Accrued interest payable	171.4	221.2	243.7	179.5
Valuation adjustment relating to aerospace commitments	98.4	117.1	121.2	117.9
Other liabilities	873.1	395.4	398.1	397.3
Total other liabilities	$3,395.7	$2,766.9	$2,888.8	$2,637.2
* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
North America Banking
Commercial Banking
Loans	$10,235.0	$6,978.2	$6,889.9	$7,152.5
Operating lease equipment, net	-	-	-	8.5
Assets held for sale	413.0	88.3	22.8	85.3
Financing and leasing assets	10,648.0	7,066.5	6,912.7	7,246.3
Commercial Real Estate
Loans	5,092.2	1,941.4	1,768.6	1,751.7
Equipment Finance
Loans	4,290.0	4,810.8	4,717.3	4,710.7
Operating lease equipment, net	250.9	281.7	265.2	244.1
Assets held for sale	569.5	-	-	-
Financing and leasing assets	5,110.4	5,092.5	4,982.5	4,954.8
Commercial Services
Loans - factoring receivables	2,556.4	2,201.8	2,560.2	2,483.1
Consumer Banking
Loans	1,327.7	-	-	-
Assets held for sale	8.1	-	-	-
Financing and leasing assets	1,335.8	-	-	-
Total Segment
Loans	23,501.3	15,932.2	15,936.0	16,098.0
Operating lease equipment, net	250.9	281.7	265.2	252.6
Assets held for sale	990.6	88.3	22.8	85.3
Financing and leasing assets	24,742.8	16,302.2	16,224.0	16,435.9
Transportation & International Finance
Aerospace
Loans	1,705.6	1,739.6	1,796.5	1,664.4
Operating lease equipment, net	9,045.2	8,816.7	8,949.5	9,216.6
Assets held for sale	102.3	243.8	391.6	109.9
Financing and leasing assets	10,853.1	10,800.1	11,137.6	10,990.9
Rail
Loans	129.0	124.7	130.0	120.1
Operating lease equipment, net	6,242.1	6,010.8	5,715.2	5,708.7
Assets held for sale	1.0	0.9	1.2	0.4
Financing and leasing assets	6,372.1	6,136.4	5,846.4	5,829.2
Maritime Finance
Loans	1,470.9	1,274.4	1,006.7	839.5
Assets held for sale	39.1	56.4	19.7	-
Financing and leasing assets	1,510.0	1,330.8	1,026.4	839.5
International Finance
Loans	-	578.4	625.7	1,063.7
Operating lease equipment, net	-	0.4	0.5	5.9
Assets held for sale	905.5	404.4	402.7	354.4
Financing and leasing assets	905.5	983.2	1,028.9	1,424.0
Total Segment
Loans	3,305.5	3,717.1	3,558.9	3,687.7
Operating lease equipment, net	15,287.3	14,827.9	14,665.2	14,931.2
Assets held for sale	1,047.9	705.5	815.2	464.7
Financing and leasing assets	19,640.7	19,250.5	19,039.3	19,083.6

Legacy Consumer Mortgages
Single Family Residential Mortgages
Loans	4,702.3	-	-	-
Assets held for sale	21.2	-	-	-
Financing and leasing assets	4,723.5	-	-	-
Reverse Mortgages
Loans	897.1	-	-	-
Assets held for sale	15.7	-	-	-
Financing and leasing assets	912.8	-	-	-
Total Segment
Loans	5,599.4	-	-	-
Assets held for sale	36.9	-	-	-
Financing and leasing assets	5,636.3	-	-	-
Non-Strategic Portfolios
Loans	-	-	0.1	0.1
Assets held for sale	78.9	293.0	380.1	552.7
Financing and leasing assets	78.9	293.0	380.2	552.8
Total financing and leasing assets	$50,098.7	$35,845.7	$35,643.5	$36,072.3

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

	Quarters Ended
	September 30, 2015		June 30, 2015		September 30, 2014
Gross Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$28.3	2.97%	$2.9	0.32%	$4.5	0.52%
North America Banking(2)	37.6	0.71%	31.3	0.79%	20.7	0.52%
Legacy Consumer Mortgages	1.5	0.16%	-	-	-	-
Total CIT	$67.4	0.94%	$34.2	0.70%	$25.2	0.52%

	Nine Months Ended September 30,
	2015		2014
Transportation & International Finance(1)	$34.4	1.27%	$34.7	1.31%
North America Banking(2)	92.3	0.70%	56.5	0.50%
Legacy Consumer Mortgages	1.5	0.16%	-	-
Non-Strategic Portfolios(3)	-	-	7.5	5.04%
Total CIT	$128.2	0.76%	$98.7	0.69%

	Quarters Ended
	September 30, 2015		June 30, 2015		September 30, 2014
Net Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$27.2	2.86%	$(2.7)	(0.29% )	$3.9	0.44%
North America Banking(2)	32.9	0.62%	26.2	0.66%	16.0	0.40%
Legacy Consumer Mortgages	1.2	0.13%	-	-	-	-
Non-Strategic Portfolios(3)	-	-	-	-	(0.7)	(4)
Total CIT	$61.3	0.86%	$23.5	0.48%	$19.2	0.39%

	Nine Months Ended September 30,
	2015		2014
Transportation & International Finance(1)	$26.0	0.96%	$30.0	1.13%
North America Banking(2)	78.5	0.60%	40.8	0.36%
Legacy Consumer Mortgages	1.2	0.13%	-	-
Non-Strategic Portfolios(3)	-	-	5.2	3.56%
Total CIT	$105.7	0.63%	$76.0	0.53%

Non-accruing Loans to Finance Receivables(4)	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
Transportation & International Finance	$52.1	1.58%	$57.8	1.55%	$37.2	1.05%	$41.8	1.13%
North America Banking(2)	156.3	0.67%	111.0	0.70%	100.9	0.63%	134.1	0.83%
Legacy Consumer Mortgages	1.8	0.03%	-	-	-	-	-	-
Non-Strategic Portfolios	4.5	(4)	29.2	(4)	22.4	(4)	25.2	(4)
Total CIT	$214.7	0.66%	$198.0	1.01%	$160.5	0.82%	$201.1	1.02%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2015	2015	2014	2015	2014
Specific allowance - impaired loans	$0.8	$2.7	$3.3	$5.9	$(4.9)
Non-specific allowance	(12.2)	(7.8)	15.7	(8.7)	14.0
Net charge-offs	61.3	23.5	19.2	105.7	76.0
Totals	$49.9	$18.4	$38.2	$102.9	$85.1

	Allowance for Loan Losses
	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
Specific allowance - impaired loans	$18.3	$17.5	$12.4	$25.5
Non-specific allowance	316.7	333.4	334.0	332.2
Totals	$335.0	$350.9	$346.4	$357.7

Allowance for loan losses as a percentage of total finance receivables	1.03%	1.79%	1.78%	1.81%
Allowance for loan losses as a percent of finance receivable/commercial	1.31%	1.79%	1.78%	1.81%
Allowance for loan losses plus non-accretable discount as a percent of finance receivables (before the non-accretable discount)/commercial	1.82%	1.79%	1.78%	1.81%
Allowance for loan losses as a percent of finance receivables/consumer	11.27%	-	-	-

In certain instances, we use the term finance receivables synonymously with “Loans”, as presented on the balance sheet.

1) TIF charge-offs related to the transfer of receivables to assets held for sale for the quarter ended September 30, 2015 totaled $26 million, and was less than $1 million each of the first two quarters. TIF charge-offs for the nine months ended September 30, 2014 included $12 million, related to the transfer of receivables to assets held for sale.

2) NAB charge-offs for the quarters ended September 30, 2015 and June 30, 2015 included $14 million and $1 million, respectively, and $27 million year to date, related to the transfer of receivables to assets held for sale. For the quarter and nine months ended September 30, 2014, the respective amounts were $11 million and $17 million.

3) NSP charge-offs for the nine months ended September 30, 2015 included $7 million related to the transfer of receivables to assets held for sale.

4) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2015	2015	2014	2015	2014
North America Banking
Total interest income	$275.6	$199.0	$215.8	$670.7	$618.0
Total interest expense	(72.2)	(73.3)	(74.2)	(219.6)	(211.2)
Provision for credit losses	(46.9)	(18.8)	(29.7)	(89.7)	(55.5)
Rental income on operating leases	28.5	27.9	24.7	83.6	72.6
Other income	58.2	69.2	71.1	193.7	202.6
Depreciation on operating lease equipment	(21.5)	(21.1)	(20.1)	(63.3)	(62.0)
Operating expenses	(185.9)	(135.4)	(125.9)	(456.0)	(367.6)
Income before provision for income taxes	$35.8	$47.5	$61.7	$119.4	$196.9
Funded new business volume	$2,067.2	$1,630.5	$1,608.0	$5,051.8	$4,581.0
Average Earning Assets	$20,808.0	$15,396.7	$15,745.5	$17,154.5	$14,940.6
Average Finance Receivables	$21,204.1	$15,854.4	$16,009.3	$17,587.4	$15,221.6
Transportation & International Finance
Total interest income	$73.8	$69.9	$68.8	$212.1	$217.7
Total interest expense	(155.0)	(164.9)	(165.3)	(488.5)	(481.1)
Provision for credit losses	(1.5)	0.4	(9.1)	(11.7)	(29.8)
Rental income on operating leases	506.6	498.6	501.4	1,502.7	1,446.1
Other income	22.9	16.6	18.8	73.8	36.4
Depreciation on operating lease equipment	(137.6)	(136.7)	(132.8)	(410.4)	(386.1)
Maintenance and other operating lease expenses	(55.9)	(49.4)	(46.5)	(151.4)	(147.1)
Operating expenses	(68.4)	(77.6)	(73.8)	(227.8)	(228.8)
Income before provision for income taxes	$184.9	$156.9	$161.5	$498.8	$427.3
Funded new business volume	$1,236.8	$825.8	$1,326.8	$2,587.8	$3,786.1
Average Earning Assets	$20,068.4	$20,155.6	$19,893.7	$20,143.9	$18,969.1
Average Finance Receivables	$3,806.2	$3,657.3	$3,432.7	$3,620.5	$3,535.8
Legacy Consumer Mortgages
Total interest income	$62.8	$-	$-	$62.8	$-
Total interest expense	(14.0)	-	-	(14.0)	-
Provision for credit losses	(1.5)	-	-	(1.5)	-
Other income	(0.9)	-	-	(0.9)	-
Operating expenses	(16.9)	-	-	(16.9)	-
Income before provision for income taxes	$29.5	$-	$-	$29.5	$-
Average Earning Assets	$3,912.6	$-	$-	$1,318.5	$-
Average Finance Receivables	$3,637.0	$-	$-	$1,225.7	$-
Non-Strategic Portfolios
Total interest income	$7.2	$10.2	$20.4	$29.7	$74.4
Total interest expense	(6.1)	(9.2)	(18.6)	(26.1)	(66.5)
Provision for credit losses	-	-	0.7	-	0.4
Rental income on operating leases	4.2	5.2	8.9	15.3	27.8
Other income	(21.8)	(5.7)	(47.1)	(35.3)	(38.8)
Depreciation on operating lease equipment	-	-	(3.5)	-	(14.4)
Operating expenses	(4.5)	(10.9)	(16.9)	(27.8)	(56.6)
Loss before provision for income taxes	$(21.0)	$(10.4)	$(56.1)	$(44.2)	$(73.7)
Funded new business volume	$14.2	$26.4	$64.7	$78.3	$180.6
Average Earning Assets	$312.3	$464.6	$1,027.4	$430.1	$1,324.3
Average Finance Receivables	$-	$-	$0.1	$-	$196.5
Corporate and Other
Total interest income	$18.3	$4.7	$3.3	$27.2	$10.2
Total interest expense	(33.0)	(17.8)	(17.1)	(68.6)	(50.5)
Provision for credit losses	-	-	(0.1)	-	(0.2)
Other income	(19.2)	(16.6)	(18.6)	(42.2)	(11.2)
Operating expenses	(58.2)	(11.1)	(17.9)	(82.0)	(40.0)
Loss on debt extinguishments	(0.3)	(0.1)	-	(0.4)	(0.4)
Loss before provision for income taxes	$(92.4)	$(40.9)	$(50.4)	$(166.0)	$(92.1)
Average Earning Assets	$7,346.8	$5,142.4	$4,307.2	$6,095.9	$5,032.4
Total CIT
Total interest income	$437.7	$283.8	$308.3	$1,002.5	$920.3
Total interest expense	(280.3)	(265.2)	(275.2)	(816.8)	(809.3)
Provision for credit losses	(49.9)	(18.4)	(38.2)	(102.9)	(85.1)
Rental income on operating leases	539.3	531.7	535.0	1,601.6	1,546.5
Other income	39.2	63.5	24.2	189.1	189.0
Depreciation on operating lease equipment	(159.1)	(157.8)	(156.4)	(473.7)	(462.5)
Maintenance and other operating lease expenses	(55.9)	(49.4)	(46.5)	(151.4)	(147.1)
Operating expenses / loss on debt extinguishment	(334.2)	(235.1)	(234.5)	(810.9)	(693.4)
Income from continuing operations before provision for income taxes	$136.8	$153.1	$116.7	$437.5	$458.4
Funded new business volume	$3,318.2	$2,482.7	$2,999.5	$7,717.9	$8,547.7
Average Earning Assets	$52,448.1	$41,159.3	$40,973.8	$45,142.9	$40,266.4
Average Finance Receivables	$28,647.3	$19,511.7	$19,442.1	$22,433.6	$18,953.9

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2015	2015	2014	2015	2014
North America Banking
Average Earning Assets (AEA)
Commercial Banking	$9,456.9	$7,031.7	$7,430.5	$7,835.4	$7,334.8
Commercial Real Estate	3,993.9	1,860.6	1,727.4	2,552.9	1,660.3
Equipment Finance	5,657.4	5,568.2	5,539.7	5,585.5	4,925.6
Commercial Services	833.0	936.2	1,047.9	888.6	1,019.9
Consumer Banking	866.8	-	-	292.1	-
Gross yield
Commercial Banking	4.86%	4.43%	5.15%	4.60%	5.21%
Commercial Real Estate	5.09%	4.00%	4.30%	4.54%	4.14%
Equipment Finance	8.47%	8.61%	8.03%	8.52%	8.49%
Commercial Services	5.22%	4.53%	5.76%	4.83%	5.06%
Consumer Banking	3.58%	-	-	3.55%	-
Total
AEA	$20,808.0	$15,396.7	$15,745.5	$17,154.5	$14,940.6
Gross yield	5.85%	5.89%	6.11%	5.86%	6.16%
Net Finance Margin	4.04%	3.44%	3.71%	3.66%	3.72%

Transportation & International Finance
Average Earning Assets (AEA)
Aerospace	$11,251.2	$11,643.3	$11,658.7	$11,614.1	$11,017.5
Rail	6,314.7	6,115.3	5,855.8	6,123.3	5,572.8
Maritime Finance	1,443.3	1,198.5	702.9	1,234.7	589.4
International Finance	1,059.2	1,198.5	1,676.3	1,171.8	1,789.4
Gross yield
Aerospace	10.98%	10.41%	10.87%	10.58%	11.33%
Rail	14.50%	14.65%	14.41%	14.58%	14.34%
Maritime Finance	5.04%	5.12%	5.00%	5.04%	5.11%
International Finance	9.25%	8.77%	8.08%	8.77%	7.91%
Total
AEA	$20,068.4	$20,155.6	$19,893.7	$20,143.9	$18,969.1
Gross yield	11.57%	11.28%	11.46%	11.35%	11.69%
Net Finance Margin	4.62%	4.32%	4.54%	4.40%	4.57%

Legacy Consumer Mortgages
Average Earning Assets (AEA)
Single Family Residential Mortgages	$3,321.9	$-	$-	$1,119.5	$-
Reverse Mortgages	590.7	-	-	199.0	-
Gross yield
Single Family Residential Mortgages	5.68%	-	-	5.61%	-
Reverse Mortgages	10.59%	-	-	10.47%	-
Total
AEA	$3,912.6	$-	$-	$1,318.5	$-
Gross yield	6.42%	-	-	6.35%	-
Net Finance Margin	4.99%	-	-	4.94%	-

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
Total Net Revenues(1)	2015	2015	2014	2015	2014
Interest income	$437.7	$283.8	$308.3	$1,002.5	$920.3
Rental income on operating leases	539.3	531.7	535.0	1,601.6	1,546.5
Finance revenue	977.0	815.5	843.3	2,604.1	2,466.8
Interest expense	(280.3)	(265.2)	(275.2)	(816.8)	(809.3)
Depreciation on operating lease equipment	(159.1)	(157.8)	(156.4)	(473.7)	(462.5)
Maintenance and other operating lease expenses	(55.9)	(49.4)	(46.5)	(151.4)	(147.1)
Net finance revenue (NFR)	481.7	343.1	365.2	1,162.2	1,047.9
Other income	39.2	63.5	24.2	189.1	189.0
Total net revenues	$520.9	$406.6	$389.4	$1,351.3	$1,236.9

NFR as a % of AEA	3.67%	3.33%	3.57%	3.43%	3.47%

Net Operating Lease Revenues(2)
Rental income on operating leases	$539.3	$531.7	$535.0	$1,601.6	$1,546.5
Depreciation on operating lease equipment	(159.1)	(157.8)	(156.4)	(473.7)	(462.5)
Maintenance and other operating lease expenses	(55.9)	(49.4)	(46.5)	(151.4)	(147.1)
Net operating lease revenue	$324.3	$324.5	$332.1	$976.5	$936.9

	September 30,	June 30,	December 31,	September 30,
Earning Assets(3)	2015	2015	2014	2014
Loans	$32,406.2	$19,649.3	$19,495.0	$19,785.8
Operating lease equipment, net	15,538.2	15,109.6	14,930.4	15,183.8
Assets held for sale	2,154.3	1,086.8	1,218.1	1,102.7
Credit balances of factoring clients	(1,609.3)	(1,373.3)	(1,622.1)	(1,433.2)
Interest bearing cash	6,606.3	4,224.8	6,241.2	5,322.0
Investment securities	3,618.8	1,692.9	1,550.3	792.4
Securities purchased under agreements to resell	100.0	750.0	650.0	650.0
Indemnification assets	465.0	-	-	-
Total earning assets	$59,279.5	$41,140.1	$42,462.9	$41,403.5
Average Earning Assets (for the respective quarters)	$52,448.1	$41,159.3	$41,935.7	$40,973.8

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
Adjusted Operating Expenses	2015	2015	2014	2015	2014
Operating expenses	$(333.9)	$(235.0)	$(234.5)	$(810.5)	$(693.0)
Provision for severance and facilities exiting activities	5.1	1.1	9.2	5.2	24.7
Intangible amortization	5.0	0.5	0.4	6.1	0.5
Operating expenses exclusive of restructuring costs and intangible amortization(4)	$(323.8)	$(233.4)	$(224.9)	$(799.2)	$(667.8)

Operating expenses (exclusive of restructuring costs and intangible amortization) as a % of AEA	(2.47% )	(2.27% )	(2.20% )	(2.36% )	(2.21% )

Total Net Revenue	$520.9	$406.6	$389.4	$1,351.3	$1,236.9
Operating expenses exclusive of restructuring costs and intangible amortization(4)	$(323.8)	$(233.4)	$(224.9)	$(799.2)	$(667.8)
Net Efficiency Ratio(5)	62.2%	57.4%	57.8%	59.1%	54.0%

	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
Continuing Operations Total Assets(6)
Total Assets	$68,125.5	$46,657.2	$47,880.0	$46,481.0
Assets of discontinued operation	513.8	-	-	-
Continuing operations total assets	$67,611.7	$46,657.2	$47,880.0	$46,481.0

	September 30,	June 30,	December 31,	September 30,
Tangible Book Value(7)	2015	2015	2014	2014
Total common stockholders' equity	$10,798.7	$8,807.1	$9,068.9	$9,005.2
Less: Goodwill	(1,135.1)	(565.9)	(571.3)	(557.3)
Intangible assets	(201.3)	(21.4)	(25.7)	(33.5)
Tangible book value	$9,462.3	$8,219.8	$8,471.9	$8,414.4

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses.

(5) Net efficiency ratio is a non-GAAP measurement used by management to to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues.

(6) Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis.

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.